Exhibit 5.1

February 22, 2005

American Land Lease, Inc.

29399 U.S. Hwy 19 North, Suite 320

Clearwater, FL 33761

Re:	American Land Lease, Inc. Registration Statement on Form S-3 (File No. 333-64615)

Ladies and Gentlemen:

We have acted as special counsel to American Land Lease, Inc., a Delaware corporation (the “Company”), in connection with the offering of up to 1,000,000 shares (including 100,000 shares subject to an over-allotment option) (the “Shares”) of the Company’s 7.75%% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a) the registration statement on Form S-3 (File No. 333-64615) of the Company relating to the Shares and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on September 29, 1998 under the Act allowing for delayed offerings pursuant to Rule 415 under the Act, as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on December 31, 1998 and Post-Effective Amendment No. 1 thereto filed with the Commission on January 6, 2005 (such registration statement, as so amended, the “Registration Statement”);

American Land Lease, Inc.

February 22, 2005

(b) the prospectus, dated February 17, 2005, relating to offering of securities by the Company;

(c) the prospectus supplement, dated February 17, 2005, relating to the offering of Series A Preferred Stock;

(d) the Second Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware (the “Certificate”);

(e) the form of Certificate of Designations of the Series A Preferred Stock to be filed with the Secretary of State of the State of Delaware (the “Certificate of Designations”);

(f) the Third Amended and Restated By-laws of the Company, as amended by Amendment No. l thereto, as certified by Shannon Smith, Secretary of the Company;

(g) resolutions of the Board of Directors of the Company adopted on February 14, 2005, and resolutions of the Pricing Committee of the Board of Directors of the Company, adopted on February 17, 2005, each as certified by Shannon Smith, Secretary of the Company;

(h) an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated February 17, 2005, among the Company, Asset Investors Operating Partnership, L.P., a Delaware limited partnership, and Raymond James & Associates, Inc. as representative of the underwriters specified therein (together, the “Underwriters”);

(i) a specimen certificate evidencing the Series A Preferred Stock; and

(j) a certificate, dated February 14, 2005, and a facsimile bringdown thereof, dated February 22, 2005, from the Secretary of State of the State of Delaware as to the formation, good standing and legal existence in the State of Delaware of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed

American Land Lease, Inc.

February 22, 2005

that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinions below, we have assumed the due filing of the Certificate of Designations with the Secretary of State of the State of Delaware. We have also assumed that the issuance of the Shares will not cause, and has not caused, as the case may be, any person to violate the ownership limitations set forth in the Certificate. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion as to any laws other than the law of the State of Delaware. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Series A Preferred Stock and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Series A Preferred Stock, as contemplated by the Underwriting Agreement, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP